Free Writing Prospectus to Preliminary Terms No. 762

Registration Statement Nos. 333-250103; 333-250103-01

Dated February 10, 2021; Filed pursuant to Rule 433

Morgan Stanley

2-Year SPX Auto-Callable Trigger PLUS

This document provides a summary of the terms of the Trigger PLUS. Investors must carefully review the accompanying preliminary terms referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	March 2, 2023
Underlying index:	S&P 500® Index (SPX)
Early redemption:

If, on March 7, 2022, the index closing value of the underlying index is greater than or equal to the initial index value, the securities will be automatically redeemed for the early redemption payment on March 10, 2022.

The securities will not be redeemed early on March 7, 2022 if the index closing value of the underlying index is below the initial index value on the first annual determination date.

Early redemption payment:

The early redemption payment will be an amount in cash per stated principal amount (corresponding to a return of 7.40% per annum). No further payments will be made on the securities once they have been redeemed.

Payment at maturity:

If the final index value is greater than the initial index value:

$10 + ($10 × index percent change × 120%)

If the final index value is less than or equal to the initial index value but is greater than or equal to the downside threshold level:

$10

If the final index value is less than the downside threshold level:

$10 × index performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $10 and will represent a loss of more than 25%, and possibly all, of your investment.

Initial index value:	The index closing value on the pricing date
Final index value:	The index closing value on the final determination date
Downside threshold level:	75% of the initial index value
Index percent change:	(final index value – initial index value) / initial index value
Index performance factor:	Final index value divided by the initial index value
Stated principal amount:	$10 per security
Issue price:	$10 per security
Pricing date:	February 26, 2021
Original issue date:	March 3, 2021 (3 business days after the pricing date)
Final determination date:	February 27, 2023
CUSIP/ISIN:	61771U177 / US61771U1777
Preliminary terms:	https://www.sec.gov/Archives/edgar/data/895421/000183988221001842/ms762_fwp-01390.htm
[1]All payments are subject to our credit risk

In the following graph and table, the underlying index closes below the initial index value on the first annual determination date, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

Hypothetical Payout at Maturity1

The Underlying Index
The Trigger PLUS
Payment at Maturity on the Trigger PLUS
$16.00
$14.00
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$0
$10.00
Stated Principal Amount
PLUS Zone
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
-25%
Percentage Change in Final Index Value

Change in Underlying Index	Return on the Trigger PLUS
+70.00%	84.00%
+60.00%	72.00%
+50.00%	60.00%
+40.00%	48.00%
+30.00%	36.00%
+20.00%	24.00%
+10.00%	12.00%
+5.00%	6.00%
0.00%	0.00%
-10.00%	0.00%
-20.00%	0.00%
-25.00%	0.00%
-26.00%	-26.00%
-30.00%	-30.00%
-40.00%	-40.00%
-50.00%	-50.00%
-60.00%	-60.00%
-80.00%	-80.00%
-100.00%	-100.00%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary terms.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities do not pay interest or guarantee the return of any principal.

●If the securities are redeemed prior to maturity, the appreciation potential of the securities is limited by the fixed early redemption payment specified for the first determination date.

●The market price will be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●Not equivalent to investing in the underlying index.

●The estimated value of the securities is $9.616 per security, or within $0.35 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●Reinvestment risk.

●The securities will not be listed on any securities exchange and secondary trading may be limited, and accordingly, you should be willing to hold your securities for the entire 2-year term of the securities.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●Hedging and trading activity by our affiliates could potentially affect the value of the securities.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlying Index

●Adjustments to the underlying index could adversely affect the value of the securities.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary terms under the caption “Additional Information About the Securities–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.